Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Toppoint Holdings, Inc (the “Company”) under Item 4.01 of its Form 8-K dated April 23, 2025. We agree with the statements concerning our Firm in Form 8-K. We are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,